Exhibit 99

News Release
For Immediate Release

Contact: Christine Irving – (856) 690-4340; Cell 856-237-5266; cirving@sunnb.com

Sun Bancorp, Inc. Completes Repurchase of Warrant
Under the Treasury’s Capital Purchase Program

VINELAND, NJ, May 27, 2009 –Sun Bancorp, Inc. (NASDAQ:SNBC), the parent company of Sun National Bank, announced today that it has completed the repurchase of the Warrant to purchase 1,620,545 shares of its common stock, par value $1.00 per share, issued to the U.S. Department of the Treasury on January 9, 2009, in connection with the Capital Purchase Program (CPP) of the Troubled Assets Relief Program (TARP). The repurchase price was $2.1 million, which was determined through negotiations with the Treasury Department.

The repurchase of the Warrant was permitted under the terms of the Securities Purchase Agreement entered into with the U. S. Department of the Treasury in connection with the CPP, once the Company completed the repurchase of all of it outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, on April 8, 2009. The repurchase has no impact on the Company’s results of operations. Payment of the repurchase price results in a reduction of the Company’s cash and an offsetting reduction of paid in capital.

“With the repurchase of the Warrant, Sun’s participation in the TARP is over and the Company no longer has any securities issued or outstanding to the Treasury Department,” said Thomas X. Geisel, president and CEO of Sun Bancorp, Inc. “Free of federal dollars, Sun’s capital position remains strong and we can now focus entirely on our business and providing value to our shareholders, without the unintended distractions of the last several months.”

Sun Bancorp, Inc. is a $3.6 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 locations in New Jersey. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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